Filing Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-33966


                              PROSPECTUS SUPPLEMENT
                      (TO PROSPECTUS DATED APRIL 12, 2000)

                                  COMMON STOCK

                                APA OPTICS, INC.


         You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         See "Risk Factors" beginning on page 5 of the prospectus to read about factors you should consider before buying shares of the common stock.

PLAN OF DISTRIBUTION

         Pursuant to this prospectus supplement, we are offering 156,282 shares of our common stock to Radyr Investments Ltd., an institutional investor, through Ladenburg Thalmann & Co., Inc. The common stock will be purchased at a negotiated purchase price of $2,000,948. We will pay Ladenburg a commission of $60,028 on this sale. We have agreed to indemnify Ladenburg against liabilities, including liabilities under the Securities Act of 1933.

USE OF PROCEEDS

         The net proceeds to us from this sale will be approximately $1,940,920. We plan to use the net proceeds for general corporate purposes, including:

         *   Expansion of production facilities
         *   Sales and marketing of our DWDM-based product line
         *   Working capital

MARKET FOR OUR COMMON STOCK

         On June 9, 2000, the last reported sales price of our common shares on the Nasdaq SmallCap Market was $15.4375 per share. Our common stock is listed on the Nasdaq SmallCap Market under the symbol "APAT."

         As of June 9, 2000 and before the issuance of shares pursuant to this prospectus supplement, we have 9,166,948 shares of common stock outstanding.

GENERAL

         You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

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         The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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             The date of this prospectus supplement is June 12, 2000


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